                                                                    EXHIBIT 21.1


                       SUBSIDIARIES OF DIONEX CORPORATION

         The following table sets forth the names of the subsidiaries of the Registrant, the state or other jurisdiction of incorporation or organization of each, and the names under which subsidiaries do business as of June 30, 1996.

                                    State or other
                                    jurisdiction of          Name under which
                                    incorporation or         subsidiary does
Name of Subsidiary                  organization             business
- ------------------                  ----------------         ----------------
Dionex (U.K.) Limited               England                  Dionex (U.K.) Limited

Dionex GmbH                         Federal Republic         Dionex GmbH
                                    of Germany

Dionex S.r.l.                       Italy                    Dionex S.r.l.

Dionex S.A.                         France                   Dionex S.A.

Dionex Export Corporation           U.S. Virgin Islands      Dionex Export Corporation

Dionex Canada Ltd./Ltee.            Canada                   Dionex Canada Ltd./Ltee.

Dionex B.V.                         The Netherlands          Dionex B.V.

Nippon Dionex K.K.                  Japan                    Nippon Dionex K.K.

Dionex N.V.                         Belgium                  Dionex N.V.

Dionex (Switzerland) AG             Switzerland              Dionex (Switzerland) AG